EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces 2020 Capital Budget and Updates Three-Year Outlook
TULSA, OK - February 26, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced the Company's 2020 capital budget of approximately $450 million and updated its 2020 - 2022 three-year outlook.
2020 Budget Highlights

•	Expect to balance capital expenditures and cash flow at $50 per barrel WTI and $2.25 per MMBtu Henry Hub pricing

•	Anticipating mid-single digit oil and total production growth versus full-year 2019, driven by capital- efficient development of recently acquired Howard County leasehold

•	Planned 2020 capital budget of $450 million is a 7% decrease versus 2019 capital expenditures

•	All development activity expected to transition to Howard County acreage by the end of second-quarter 2020
"Our 2020 budget and production expectations reflect the significant progress we made in 2019 optimizing our established acreage position and opportunistically adding high-margin inventory," stated Jason Pigott, President and Chief Executive Officer. "Throughout 2019, we drove down well costs, unit lease operating expenses and unit general and administration expenses, while improving well productivity versus 2018 by widening development spacing. We expect to retain the benefits of these improvements in our 2020 development program as we transition from our established acreage base to our recently acquired tier-one Howard County acreage. This transition to Howard County is expected to drive mid-single digit oil production growth within cash flow in 2020 and position the Company for continued oil growth with Free Cash Flow generation in 2021 - 2022 in a $50 oil price environment."
2020 Capital Program
The Company's capital program for 2020 is structured to facilitate an efficient transition from Laredo's established acreage position to the recently acquired, oilier acreage in Howard County and target capital efficient oil production growth within cash flow. Utilizing commodity prices of $50.00 per barrel WTI and $2.25 per MMBtu Henry Hub for the budget in 2020, the Company expects to grow oil at a mid-single digit rate within cash flow and be in full development mode in Howard County by the end of the second quarter of 2020.
Laredo expects to invest approximately $450 million in 2020, excluding non-budgeted acquisitions and the recent Howard County bolt-on transaction. This includes $390 million for drilling and completions activities and $60 million for infrastructure, land and other capitalized costs. To the extent that operating cash flow exceeds capital spending, excluding acquisitions, the Company intends to utilize the Free Cash Flow to reduce debt.

The Company is not anticipating significant changes in service costs and has budgeted such costs at current levels. Laredo is beginning to add more sand to its standard completions design, taking advantage of the current low cost of in-basin sand to potentially enhance well productivity. The enhanced completions design, utilizing 2,400 pounds of sand per foot, is expected to increase the cost for an Upper/Middle Wolfcamp 10,000-foot lateral to $6.8 million. The additional costs are incorporated into the 2020 capital program, but no productivity increase associated with larger completions has been assumed. If the Company realizes future savings driven by increased efficiencies or service cost reductions, they are expected to be utilized for debt reduction.
Laredo's 2020 budget is supported by a robust hedge position. For full-year 2020, the Company has hedged 90% of expected oil production, 40% of expected natural gas production and 25% of expected NGL production. Combined, Laredo's 2020 product and basis hedges have a value of more than $150 million at commodity prices utilized in the 2020 capital program.
2021/2022 Outlook
Laredo's transition to full-scale development in Howard County in 2020 is expected to drive a substantial improvement in capital efficiency beginning in 2021. Capital required to maintain a mid-single digit oil growth rate, assuming current service costs, is expected to decrease by 15% - 20% in 2021, improving the Company's ability to generate free cash flow. At a WTI price of $50 per barrel, cumulative Free Cash Flow over the two-year 2021 - 2022 period is expected to be at least $15 million, rising to at least $100 million at a WTI price of $55 per barrel.
Cline Update
In 2019, based on lower expected drilling and completions costs and long-term oil productivity uplift associated with larger completions, the Company incorporated the Cline formation into its development plans. In the first quarter of 2020, Laredo completed both planned 2020 Cline wells. Total average well cost, adjusted to a 10,000-foot lateral and for 2,400 pounds of sand per foot, was approximately $7.4 million, 8% less than pre-drill cost assumptions. Significantly, expected returns at the lower well cost increase by 6% and 8% at $50 per barrel and $55 per barrel WTI, respectively. Although early, initial production results are encouraging and reinforce the Company's assumption that Cline wells benefit from larger completions. Combined with the lower costs, expected returns for the Company's approximately 150 Cline locations become increasingly competitive and extend Laredo's inventory of oilier, higher-return opportunities.
Corporate Governance
The Company's Board of Directors regularly evaluates Laredo's executive compensation plans to ensure alignment with both the Company's strategic direction and its stakeholders. For 2020, short-term incentive performance ("STIP") metrics have been modified to reflect Laredo's updated strategy, including targeting both Free Cash Flow generation and accretive acquisitions while maintaining a competitive leverage profile. New STIP metrics supporting the goals of the 2020 budget include targets for Free Cash Flow, the Company's leverage ratio and gross inventory added with a minimum of 30% drilling rate of return at a $50 oil price. Additionally, reflecting the importance of environment, social and governance reporting, an environmental metric that measures spills and flaring/venting has been initiated with a 15% weighting in 2020's STIP metrics.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as Free Cash Flow, and certain related estimates regarding future performance, results and financial position. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and regulations and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2019, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of our derivative transactions. All amounts, dollars and percentages presented in this press release are rounded and therefore approximate. Free Cash Flow (non-GAAP) is based on net cash provided by operating activities (GAAP) to cash flow from operating activities before changes in operating assets and liabilities, net, less costs incurred, excluding non-budgeted acquisition costs.

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Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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